RESIGNATION AGREEMENT AND GENERAL RELEASE

     This Resignation Agreement and General Release ("Agreement") is entered into between Heska Corporation ("EMPLOYER") and Ronald Hendrick ("EMPLOYEE"). EMPLOYER and EMPLOYEE may be referred to in this Agreement together as the "Parties," or individually as a "Party." For purposes of this Agreement, EMPLOYER includes any company related to EMPLOYER, in the past or present; the past and present officers, directors, employees, shareholders, investors, attorneys, agents and representatives of the EMPLOYER; any present or past employee benefit plan sponsored by EMPLOYER and/or the officers, directors, trustees, administrators, employees, attorneys, agents and representatives of such plan; and any person who acted on behalf of EMPLOYER or on instruction from EMPLOYER.

     In exchange for the releases and other agreements specified in this Agreement, the Parties agree as follows:

   A. EMPLOYEE'S RESIGNATION. EMPLOYEE resigned as an employee of EMPLOYER effective May 31, 2002 (the "Resignation Date"). EMPLOYEE will not apply for or otherwise seek or accept future employment or reinstatement with EMPLOYER. Even though EMPLOYER will pay EMPLOYEE to settle and release any claims, EMPLOYER does not admit that it is legally obligated to EMPLOYEE and EMPLOYER denies that it is responsible or legally obligated for any claims or that it has engaged in any improper conduct or wrongdoing against EMPLOYEE.

   B. EMPLOYEE'S CONTINUING OBLIGATION TO PRESERVE EMPLOYER'S CONFIDENTIAL INFORMATION. EMPLOYEE acknowledges that he has entered into a Non-Disclosure Agreement with EMPLOYER (the "Confidentiality Agreement") and that by reason of his position with EMPLOYER he has been given access to confidential information with respect to the business affairs of EMPLOYER. [Examples include any trade secrets, manufacturing plans, new product information, customer lists, etc.] EMPLOYEE represents that he has held all such information confidential and will continue to do so in accordance with his obligations under the Confidentiality Agreement and will not engage in any conduct or activity reasonably related to his employment with the EMPLOYER which is likely to have an adverse effect on the operations of the EMPLOYER. EMPLOYEE further agrees that he will not disclose, or cause to be disclosed in any way, any confidential information or documents obtained as a result of or in connection with his employment with EMPLOYER to any third person, without the express, written consent of EMPLOYER.

   C. SETTLEMENT CONSIDERATION FOR EMPLOYEE. EMPLOYER has paid EMPLOYEE all employment compensation and has provided EMPLOYEE with all benefits to which EMPLOYEE is entitled through and including the Resignation Date, with the exception of EMPLOYEE's paycheck for the period ending May 31, 2002 and a Management Incentive Bonus due to EMPLOYEE in the amount of $45,264. The parties agree that EMPLOYER shall pay EMPLOYEE his paycheck for the period ending May 31, 2002 and the Management Incentive Bonus in the amount of $45,264.00 on May 31, 2002. EMPLOYER will make the following additional payments to EMPLOYEE and will provide EMPLOYEE with the benefits and consideration set forth herein in exchange for EMPLOYEE'S release of EMPLOYER and in settlement of any claim or claims EMPLOYEE may have against EMPLOYER.


        1. SETTLEMENT PAYMENT. As consideration for EMPLOYEE'S release of all claims against EMPLOYER, EMPLOYER will pay EMPLOYEE twelve months base salary at the rate in effect immediately prior to the Resignation Date in twelve equal monthly installments (subject to all applicable taxes and other deductions), with the first such installment due 30 days after the Resignation Date and with the following eleven installments due no later than monthly thereafter on EMPLOYER'S then regular payroll dates. Payment will be in the form of an EMPLOYER'S check to EMPLOYEE which will be mailed to him at his residence address or direct deposited in EMPLOYEE's personal bank account, in accordance with EMPLOYER'S regular payroll practices.

        2. MEDICAL AND DENTAL PAYMENTS. Provided that EMPLOYEE timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), EMPLOYER shall pay, on his behalf, the portion of premiums of EMPLOYEE'S group health insurance, including coverage for EMPLOYEE'S eligible dependents, that EMPLOYER paid prior to EMPLOYEE'S termination of employment with Heska. EMPLOYER will pay such premiums for EMPLOYEE'S eligible dependents only for coverage for which those dependents were enrolled immediately prior to EMPLOYEE'S termination of employment. EMPLOYEE will continue to be required to pay that portion of the premium of his health coverage, including coverage for his eligible dependents, that he was required to pay as an active employee immediately prior to his termination of employment. EMPLOYEE is eligible for twelve (12) months of such premium payments beginning June 1, 2002 through May 31, 2003.
            For the balance of the period that EMPLOYEE is entitled to coverage under COBRA, EMPLOYEE shall be entitled to maintain coverage for himself and his eligible dependents at his own expense.

        3. CAREER TRANSITION. Within three (3) business days of the Effective Date, EMPLOYER will provide a check for $2,000.00 payable to EMPLOYEE after the Resignation Date that may be used for professional career transition purposes.

        4. VESTING/EXPIRATION OF STOCK OPTIONS/RESTRICTED STOCK. The vesting schedule for stock options currently vested and exercisable as of the Resignation Date will remain unchanged and no shares will continue to vest following the Resignation Date. However, effective as of the Resignation Date, EMPLOYEE shall be entitled to acceleration of an additional one year's vesting from the Resignation Date. In addition, the exercise period following the Resignation Date in which all vested options must be exercised will be extended from three months to twelve months. EMPLOYEE understands that if he exercises such vested options after the 90th day following his Resignation Date, any option that was originally intended to qualify as an ISO, or incentive stock option, will be converted to an NSO, or nonstatutory stock option.

            The vesting schedule for EMPLOYEE'S restricted stock which is vested as of the Resignation Date will remain unchanged and no shares will continue to vest following the Resignation Date. However, effective as of the Resignation Date, EMPLOYER agrees to waive its repurchase right and permit the acceleration of an additional one year's vesting of such restricted shares. The value of the one year's worth of accelerated shares will be set as of the closing bid price of the EMPLOYER'S common stock on the Resignation Date. EMPLOYEE will be solely liable for any tax liability assessed in connection with the accelerated shares. EMPLOYER also hereby notifies EMPLOYEE of its intention to repurchase from EMPLOYEE all unvested restricted shares at a price of $0.001 per share which shall be paid to EMPLOYEE prior to the 120th day following the Resignation Date. Other than as specifically set forth herein, all other terms of EMPLOYER'S 1997 Stock Incentive Plan and the individual stock agreements entered into between EMPLOYEE and EMPLOYER (collectively the "Stock Agreements") shall apply to such stock options and restricted stock.

        5. EMPLOYMENT AGREEMENT. EMPLOYEE acknowledges that this Agreement supercedes and replaces EMPLOYER'S obligations to pay severance pursuant to the Employment Agreement dated December 1, 1998 entered into between the parties.

               (a) Such payment as set forth herein shall be treated by EMPLOYER as income to EMPLOYEE from which ordinary federal and state withholding and taxes shall be deducted. Furthermore, notwithstanding the Mutual Release as set forth in Section E, EMPLOYEE will indemnify and hold EMPLOYER harmless from any costs, liability or expense, including reasonable attorney's fees, arising from the taxation, if any of any amounts received by EMPLOYEE pursuant to this Agreement, including but not limited to any penalties, administrative expenses, or any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding, or other tax treatment or any of the consideration, stock and stock options received by EMPLOYEE as a result of this Agreement. EMPLOYEE represents that he has sought independent advice on the possible tax treatment of the consideration paid pursuant to this Agreement and is not relying on any representations by EMPLOYER as to any potential tax consequences or liabilities that may be owed by EMPLOYEE under this Agreement.

   D. RETURN OF COMPANY PROPERTY. EMPLOYEE represents that to the best of his knowledge he has returned all of EMPLOYER'S property including, but not limited to, EMPLOYER confidential and proprietary documents, materials, keys, credit cards, laptops, computer disks and badges. EMPLOYER represents that it is not aware of any Company property that has been retained by EMPLOYEE.

   E.  MUTUAL RELEASE.

        1. GENERAL RELEASE. EMPLOYEE agrees that the consideration stated herein represents settlement in full of all outstanding obligations owed to EMPLOYEE by EMPLOYER. EMPLOYEE understands this Agreement is a knowing and voluntary waiver of claims by EMPLOYEE related to his employment with and separation from EMPLOYER. In exchange for the consideration set forth in this Agreement, and except for matters specifically provided in this Agreement, the parties, on behalf of themselves, their representatives, successors and assigns, release, and forever discharge each other from any and all claims, demands, damages, losses, obligations, rights and causes of action, whether known or unknown, including but not limited to, all claims, causes of action or administrative complaints that each now has or has ever had against each other relating in any way to EMPLOYEE'S employment with EMPLOYER. The parties agree not to bring any lawsuits against each other relating to the claims that each has released nor will either party allow any to be brought or continued on the party's behalf or in the party's name (the "RELEASED CLAIMS").

            The RELEASED CLAIMS include but are not limited to those which arise out of, relate to, or are based upon: (i) EMPLOYEE'S employment with EMPLOYER or the termination thereof, (ii) statements, acts or omissions by EMPLOYER whether in its individual or representative capacities, (iii) express or implied agreements between the Parties,
            (iv) any and all claims relating to or arising from EMPLOYEE'S right to purchase or actual purchase of shares of stock of EMPLOYER including without limitation any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law, provided however that the parties reserve their rights to indemnification as set forth in Section C5(a) and E(4), respectively; and (v) all state and federal statutes, including but not limited to claims based on race, sex, disability, age, or any other characteristic of EMPLOYEE under the Americans with Disabilities Act, the Older Worker's Benefit Protection Act, the Fair Labor Standards Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and 1871, the Family and Medical Leave Act, the National Labor Relations Act, the Occupational Safety and Health Act, the Rehabilitation Act, Executive Order 11246, the Colorado Labor Peace Act, the Colorado Wage Claim Act, the Employee's Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, and/or the Worker Adjustment and Retraining Notification Act, and all federal and common law. The RELEASED CLAIMS include, but are not limited to, claims related to the negotiation and execution of this Agreement, including but not limited to claims that this Agreement was fraudulently induced. Notwithstanding the foregoing, EMPLOYER specifically reserves any claim or cause of action it may have against EMPLOYEE based upon intentional unlawful conduct. EMPLOYER represents that as of the date of its execution of this Agreement, it is not aware of any act or omission of EMPLOYEE that constitutes intentional unlawful conduct.

        2. EMPLOYEE'S SPECIFIC ADEA RELEASE OF EMPLOYER. EMPLOYEE acknowledges and agrees that by entering into this Agreement he is waiving any and all rights that he may have arising from the Age Discrimination in Employment Act of 1967 ("ADEA"), as amended, which have arisen on or before the date of execution of this Agreement. EMPLOYEE further expressly acknowledges and agrees that:

            a. EMPLOYEE is entering this Agreement voluntarily.

            b. EMPLOYEE understands and agrees that, by signing the Agreement, he is giving up any right to file legal proceedings against the EMPLOYER arising before the date of the Agreement. EMPLOYEE is not waiving (or giving up) rights or claims that may arise after the date the Agreement is executed.

            c. In return for this Agreement, EMPLOYEE will receive compensation due him as a result of this Resignation Agreement and General Release.

            d. EMPLOYEE is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement.

            e. EMPLOYEE understands that he has at least twenty-one (21) days from the day he received this Agreement, not counting the day upon which he received it, to consider whether he wishes to sign this Agreement. If he cannot make up his mind in that period of time, EMPLOYER may or may not allow more time. EMPLOYEE further acknowledges that if he signs this Agreement before the end of the twenty-one (21) day period, it will be his personal, voluntary decision to do so and he has not been pressured to make a decision sooner.

            f. Nothing in this Agreement prevents or precludes EMPLOYEE from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

            g. RIGHT TO RESCIND.  EMPLOYEE further understands that he may rescind (that is, cancel) this Agreement for any reason within seven (7) calendar days after signing it. EMPLOYEE agrees that the rescission must be in writing and hand-delivered or mailed to EMPLOYER. If mailed, the rescission must be postmarked within the seven (7) day period, properly addressed to:

                    HESKA CORPORATION
                    ATTN:  MARK CICOTELLO
                    VP, HUMAN RESOURCES
                    1613 PROSPECT PARKWAY
                    FORT COLLINS, CO  80525

               and sent by certified mail, return receipt requested.

               EMPLOYEE understands that he will not receive any settlement payment under this Agreement if he revokes or rescinds it, and in any event, EMPLOYEE will not receive any settlement until after the seven (7) day revocation period has expired.

        3. UNKNOWN FACTS. This Agreement includes claims of every nature and kind, known or unknown, suspected or unsuspected. The parties hereby acknowledge that they may hereafter discover facts different from, or in addition to, those which they now know to be or believe to be true with respect to this Agreement, and they agree that this Agreement and the release contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

        4. INDEMNIFICATION. Notwithstanding anything in this Agreement to the contrary, EMPLOYER acknowledges and agrees to fulfill any indemnification and defense obligations it may have to EMPLOYEE, by virtue of his status as an executive officer of EMPLOYER, for acts committed within the scope of his employment by EMPLOYER, to the same extent as its obligations to indemnify and defend EMPLOYER's other executive officers.

   F. CONFIDENTIALITY OF AGREEMENT. EMPLOYEE agrees to keep this Agreement confidential and will not communicate the terms of this Agreement, the facts or circumstances giving rise to this Agreement, or the fact that such Agreement exists, to any third party except, as necessary, his immediate family, accountants, legal or financial advisors or otherwise appropriate or necessary as required by law or court order.

   G. NO COOPERATION. EMPLOYEE agrees that he will not act in any manner that might damage the business of EMPLOYER. EMPLOYEE agrees that he will not encourage, counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. EMPLOYEE shall inform EMPLOYER in writing within three (3) days of receiving any such subpoena or other court order.

   H. NON-DISPARAGMENT. The parties agree to refrain from any defamation, libel or slander of each other, and any tortious interference with contracts, relationships, and prospective economic advantage. EMPLOYEE agrees not to disparage or otherwise make negative statements or comments about or relating to EMPLOYER. Mark Cicotello and Robert Grieve agree not to disparage or otherwise make negative statements or comments about or relating to EMPLOYEE and the parties agree that all inquiries regarding EMPLOYEE's employment with EMPLOYER shall be directed to either Mr. Cicotello or Mr. Grieve and the information released in connection with such inquiries shall be limited to EMPLOYEE'S dates of employment and job responsibilities held.

   I. NO PENDING OR FUTURE LAWSUITS. EMPLOYEE represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. EMPLOYEE also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against EMPLOYER or any other person referred to herein.

   J. ENFORCEMENT. This Agreement does not release any claims for enforcement of the terms, conditions or warranties contained herein. The Parties shall be free to pursue any remedies available to them to enforce this Agreement subject to paragraphs L and M.

   K. SEVERABILITY. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Agreement, which shall be fully severable, and given full force and effect.

   L. GOVERNING LAW AND JURISDICTION. This Agreement shall be construed in accordance with the laws of Colorado, without regard to its conflicts of law provisions. The Parties both consent to personal jurisdiction in Colorado.

   M. ARBITRATION. Unless prohibited by statutory or common law and except as provided below, any and all disputes arising under or related to this Agreement which cannot be resolved through negotiations between the Parties shall be submitted to binding arbitration. If the Parties fail to reach a settlement of their dispute within fifteen (15) days after the date upon which one of the Parties notified the other(s) of its desire to resolve the dispute, then the dispute shall be promptly submitted to final and binding arbitration to be conducted privately and confidentially by a single arbitrator who is a member of the panel of former judges that makes up the Judicial Arbiter Group ("JAG"), any successor of JAG, or, if JAG or any successor is not in existence, any entity that can provide a former judge to serve as arbitrator. The decision of the arbiter shall be final, non-appealable and binding upon the Parties and may be entered in any court of competent jurisdiction. Unless otherwise agreed by the Parties, the arbitration shall take place in Denver, Colorado. The arbitrator shall be bound by the laws of the State of Colorado applicable to the issues involved in the arbitration and all Colorado rules relating to the admissibility of evidence, including, without limitation, all relevant privileges and the attorney work product doctrine. The arbitrator shall have the power to grant equitable relief where applicable under Colorado law. Notwithstanding the foregoing, either party may seek and obtain an injunction or other appropriate relief from a court to preserve or protect the status quo with respect to any matter pending conclusion of the arbitration proceeding, but no such application to a court shall in any way be permitted to stay or otherwise impede the progress of the arbitration proceeding. The Parties agree that the prevailing party in any dispute arising under or related to this Agreement, including any dispute that is submitted to arbitration pursuant to this Section, shall be entitled to an award of his or its costs and expenses incurred in such dispute, including his or its reasonable attorney's fees, in addition to any other relief to which the party may be entitled.

   N. ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding between EMPLOYER and EMPLOYEE concerning EMPLOYEE'S employment with and separation from EMPLOYER and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning EMPLOYEE'S relationship with EMPLOYER, with the exception of the Confidentiality Agreement, the EMPLOYER'S Stock Plan and any applicable Stock Option Agreement between EMPLOYER and EMPLOYEE.

   O. NO REPRESENTATIONS. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

   P. NO ORAL MODIFICATION. Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties. No provision of this Agreement can be changed, altered, modified, or waived except by an executed writing by both Parties.

   Q. EFFECTIVE DATE. The effective date of this Agreement shall be the eighth day after EMPLOYEE signs and returns this Agreement to EMPLOYER so long as he does not exercise his right to rescind this Agreement as set forth in Section E(2)(g).

CAUTION; PLEASE READ ENTIRE DOCUMENT BEFORE SIGNING

SIGNED:

Heska Corporation                       Employee

By: /s/ Robert B. Grieve                By: /s/Ronald L. Hendrick
   -------------------------------         -------------------------------
Typed Name:  Robert B. Grieve           Typed Name:  Ronald Hendrick

Title:  Chairman of the Board and CEO   Title: ___________________________

Date:    June 5, 2002                   SS#: ###-##-####
      ---------------------------
                                        Date:  May 29, 2002
                                              ----------------------------
By: /s/Mark Cicotello
---------------------------------
Typed Name:  Mark Cicotello

Title:  Vice President, Human Resources

Date:     May 29, 2002
      ---------------------------